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                                                                 EXHIBIT (l)(11)


                               PURCHASE AGREEMENT


      Northern Funds (the "Trust"), a Massachusetts business trust, and Martin
C. Gawne hereby agree as follows:

      1. The Trust hereby offers Martin C. Gawne, and Martin C. Gawne hereby purchases, five shares of the Trust's Arizona Tax-Exempt Fund (the "Shares") at $10 per Share. The Trust hereby acknowledges receipt from Martin C. Gawne of funds in full payment for the foregoing Shares.

      2. Martin C. Gawne represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

      IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of September 30, 1999.


                                          NORTHERN FUNDS


                                          By:/s/ Mary M. Tenwinkel
                                             -----------------------------------


                                          MARTIN C. GAWNE


                                          /s/ Martin C. Gawne
                                          --------------------------------------